Exhibit 10.7

CO-DEVELOPMENT AGREEMENT

THIS CO-DEVELOPMENT AGREEMENT (the “Agreement”) is made effective as of August 30, 2024 by and between OFA Group, a Cayman Islands exempted company with its registered office at 609 Deep Valley Drive Suite 223, Rolling Hills, CA 90274, USA (the “Company”), and Alan To AI Consultancy Co., Limited located at Room 8, 12/F Wayson Commercial Building, 28 Connaught Road West, Sheung Wan, Hong Kong (“Contractor”). For purposes hereof, the Company and Contractor may collectively be referred to as the “Parties.”

BACKGROUND INFORMATION

A. WHEREAS, the Company desires to contract with Contractor pursuant to the terms and conditions of this Agreement for certain co-development services related to architecture design and tools for artificial intelligence software; and

B. WHEREAS, Contractor desires to provide such co-development services to the Company upon the terms and subject to the conditions of this Agreement.

PROVISIONS

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

1.1 “Acceptance” means the Company’s acceptance of the Deliverables ordered by the Company and provided by Contractor as specified in Section 2.3.

1.2 “Acceptance Test Period” means the length of time specified in a Schedule (if not specified, a period of no less than sixty (60) working days) during which the Acceptance Tests are performed by the Company.

1.3 “Acceptance Tests” mean the analysis and tests that must be successfully completed by Contractor related to the Deliverables during the Acceptance Test Period. These tests include analysis, tests, demonstrations, or samples included or referenced in the applicable Schedule or Specifications to determine whether the AI Software or Deliverables to be developed from the Services meet the Specifications.

1.4 “Confidentiality Agreement, Work for Hire Agreement, Certificate of Originality” means the form attached as Attachment 1.4.

1.5 “Deliverables” means Delivery of the Deliverables specified in the applicable Schedule related to the Services.

1.6 “Delivery” means Contractor’s obligation to provide the Services that strictly conform to the Specifications. Contractor completes Delivery upon completing the Services and delivering the AI Software and Deliverables specified in the applicable Schedule. Notwithstanding the above, Delivery shall not be deemed completed until the Services and Deliverables strictly conform to the Specifications.

1.7 “Developments” mean any idea, invention, process, design, concept, or useful article (whether the design is ornamental or otherwise), formula, documentation, study, test, literary work, audiovisual work and any other work of authorship, hereafter expressed, made or conceived in the scope of the Services or under this Agreement and solely or jointly by Contractor during Contractor’s engagement whether or not subject to patent, copyright or other forms of protection.

1.8 “List of Separate Works” means the items identified in Attachment 1.8.

1.9 “Notice of Completion” means a written document provided by Contractor substantially in the form of Attachment 1.9. Contractor’s provision of the Notice of Completion is a representation and warranty that the Deliverables have been tested to ensure compliance and are in strict compliance with the Specifications.

1.10 “AI Software” means the architecture design and tools for artificial intelligence software to be developed under this Agreement, including the functionality and features as set forth in the Specifications.

1.11 “Schedule” or “Schedules” means a schedule to be attached to this Agreement for the purpose of specifying Deliverables and Services to be provided under this Agreement.

1.12 “Services” means all labor or services provided in connection with this Agreement or an applicable Schedule required to develop the Deliverables in accordance with the Specifications.

1.13 “Specifications” mean the Company’s requirements, specifications and descriptions for development of the AI Software as set forth in Attachment 1.13.

2.	Scope of Services, Delivery, Performance, Acceptance and Changes.

2.1 Contractor will provide the Company with the Services described in one or more Schedules. To become effective, all Schedules must be signed by authorized representatives of the Parties. The Parties may use this Agreement for multiple Schedules to reflect additional services that may be provided by Contractor to the Company. The Company may engage any other person or entity to perform the Services with respect to any of the Deliverables. This Agreement is not intended to constitute an exclusive arrangement or any guarantee of a minimum amount of work in favor of Contractor.

2.2 Contractor shall provide the Company a Notice of Completion after Delivery. The Acceptance Test Period shall commence upon the Company’s receipt of: (i) Contractor’s Notice of Completion and (ii) the Deliverables. If the Deliverables do not meet the Specifications, the Company shall notify Contractor and provide Contractor an opportunity to cause such Deliverable to strictly comply with the Specifications. After any corrective action, Contractor shall provide a new Notice of Completion, and the Company shall have the right to start a new Acceptance Test Period. If the Deliverables successfully pass the Acceptance Tests during the Acceptance Test Period, the Company shall indicate its Acceptance by sending notice thereof to Contractor. In no event shall the Company’s use of the Deliverables during the Acceptance Test Period constitute Acceptance, nor will Acceptance be deemed to occur prior to the date Contractor completes its Delivery.

3.	Fees for Services, Expenses and Payment.

3.1 The Company shall be responsible for all fees for the Services identified in the Schedules on the payment terms specified in the Schedules. In addition to fees for Services, the Company shall reimburse Contractor for all preapproved reasonable travel and lodging expenses incurred while performing the Services.

4.	Representations, Warranty and Indemnification.

4.1 Contractor represents and warrants to the Company, in addition to all warranties implied by law, that the Services and Deliverables shall: (a) be free from defects in design, workmanship and/or materials, including, without limitation, such defects as could create a hazard to life or property, (b) meet all applicable requirements of all applicable U.S. federal, state and local laws and regulations and of all applicable laws and regulations of jurisdictions outside the United States where the Company conducts business, (c) not infringe or encroach any third party’s personal, contractual or proprietary rights, including, without limitation, patent, trademark, copyright, rights of privacy or publicity or trade secrets, (d) are of the best quality and conform to the Specifications and to all samples shown to the Company and have been tested in accordance with the Specifications, and (e) be free and clear of all third party liens, claims and encumbrances of any kind. Contractor also represents and warrants that all of Contractor’s subcontractors, if any, have adhered to the same standards applicable to Contractor under this Agreement.

4.2 Contractor agrees to indemnify and hold harmless the Company and its subsidiaries, directors, officers, employees, representatives and agents (collectively, the “Company Indemnitees”) from and against all liabilities, obligations, losses, damages, penalties, expenses, interest, claims, actions, suits, investigations, proceedings, judgments, orders, or injuries (including death to any person or damage to property) of whatever nature, and including court costs and attorneys’ fees and disbursements, whether suit is instituted or not, and, if instituted, whether at any trial or appellate level and whether raised by the Company or a third party, imposed on, incurred by or asserted against the Company Indemnitees or any of them, arising out of, in connection with or based upon in whole or in part: (i) any act or omission by Contractor; and (ii) any breach of the obligations, representations, warranties or covenants of Contractor contained herein or provided by law. It is the intent of the Parties that this indemnity apply regardless of whether or not such liability was caused in part by the Company’s own negligence or that of the other parties indemnified under this section, excluding only any liability arising from the sole negligence of the Company. Contractor agrees not to implead or bring any action against any Indemnified Party based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by Contractor and relates to Contractor’s performance under this Agreement.

4.3 The Company agrees to indemnify and hold harmless Contractor and its directors, officers, employees, representatives and agents (collectively, the “Contractor Indemnitees”) from and against all liabilities, obligations, losses, damages, penalties, interest, claims, actions, suits, investigations, proceedings, judgments, orders, or injuries (including death to any person or damage to property) of whatever nature, and including court costs and attorneys’ fees and disbursements, whether suit is instituted or not, and, if instituted, whether at any trial or appellate level and whether raised by Contractor or a third party, imposed on, incurred by or asserted against Contractor Indemnitees or any of them, arising out of, in connection with or based upon the performance or failure to perform by the Company and its employees, officers, directors, agents and representatives of the Company’s duties and obligations under or pursuant to this Agreement.

4.4 The terms “indemnified party” and “indemnifying party” refer to the Company and Contractor as the case may be. The indemnified party agrees to notify the indemnifying party in writing as soon as practicable of any circumstance, accident, claim or occurrence covered by the foregoing indemnity of which the indemnified party may have knowledge and to cooperate with the indemnifying party in the investigation and/or defense. The indemnification obligations of the parties shall survive the expiration or termination of this Agreement. With respect to claims for which indemnification is payable under this Agreement, such indemnification shall be paid by the indemnifying party on a current basis upon receipt of such vouchers and other supporting documentation as may reasonably be requested. Indemnifying party shall promptly upon receiving notice of such claim, suit or proceeding, assume the defense of the indemnified parties at its sole cost, and (whether the indemnifying party assumes such defense or for any reason fails or refuses to assume such defense) the indemnifying party shall pay any and all sums which any indemnified party becomes legally obligated to pay as a result of such claim, suit or proceeding. If a material conflict of interest arises with respect to the representation of both the indemnified party and the indemnifying party by the indemnifying parties counsel, the indemnifying party shall also pay the reasonable fees of defense counsel retained directly and solely by the indemnified party. The indemnified party agrees to cooperate with the indemnifying party in the defense or settlement of such claim, suit or proceeding, provided that indemnifying party shall obtain the indemnified party’s prior written consent to any compromise, settlement or consent judgment which affects the Company’s rights or interests. The indemnifying party further agrees to pay the reasonable costs and attorney’s fees of any indemnified party to the extent necessary to enforce such indemnified party’s rights under this Agreement.

5.	Ownership of the Company Marks, Special Features and Developments.

5.1 Contractor acknowledges and agrees that all right, title and interest in and to any trade name, trademark and service mark conceived or used by the Company, including any logotypes, designs and trade dress, and applications and registrations related thereto anywhere in the world, as well as any slogans, tag lines, ad themes and creative works in any media (collectively the “Company Indicia”), including any tool, die, pattern, artwork or equipment, formulas, designs, patents, trade names, trademarks, service marks or trade dress which are supplied by the Company or which are distinctive of the Company’s private label or licensed label products everywhere in the world (“Special Features”) are the sole and exclusive property of the Company or its licensor. The Company Indicia and Special Features shall be used by Contractor only for the Company pursuant to the terms of this Agreement.

5.2 Invention Assignment.

(a) Contractor hereby grants, transfers and assigns to the Company all of Contractor’s rights, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and the copyrights and patent rights thereto, if any, and Contractor agrees that the Company may copyright or patent said materials in the Company’s name and secure renewal, reissues and extensions of such copyrights or patents for such periods of time as the law may permit.

(b) Contractor agrees that all Services (and all resulting work products and derivative works including, but not limited to the Deliverables and modifications to the Special Features) performed hereunder shall be work-for-hire for the benefit of the Company.

(c) Contractor acknowledges that the copyrights in Developments created by Contractor belong to the Company by operation of law, or may belong to a party engaged by the Company by operation of law pursuant to a works for hire contract between the Company and such contracted party. To the extent the copyrights in such works may not be owned by the Company or such contracted party by operation of law, Contractor hereby assigns to the Company or such contracted party, as the case may be, all copyrights (if any) Contractor may have in Developments.

(d) Items not assigned by this Section must be listed and described in the List of Separate Works. Contractor agrees not to include any part of such items in the Deliverables unless and until such items are licensed or assigned to the Company under separate written agreement.

(e) At all times hereafter, Contractor agrees promptly to disclose to the Company all Developments, to execute separate written assignments to the Company at the Company’s request, and to assist the Company in obtaining patents or copyrights in the U.S. and in other countries, on any Developments assigned to the Company that the Company, in its sole discretion, seeks to patent or copyright. Contractor also agrees to sign all documents, and do all things necessary to obtain such patents or copyrights, to further assign them to the Company, and to reasonably protect them and the Company against infringement by other parties at the Company expense with the Company prior approval.

(f) Contractor shall keep complete, accurate, and authentic information and records on all Developments in the manner and form reasonably requested by the Company. Such information and records, and all copies thereof, shall be the property of the Company as to any Developments assigned to the Company. Contractor agrees to promptly surrender such information and records at the request of the Company as to any Developments.

6.	Non-Solicitation of the Company Employees, Protection of Trade Secrets.

6.1 To protect the Company’s “Confidential Information” as hereinafter defined, and its relationships with its employees, Contractor will not, during the term of this Agreement and for twelve (12) months immediately following its termination (or expiration, if applicable), either as an individual on Contractor’s own account or as a partner, employee, agent, contractor, officer, director, stockholder, or otherwise:

(a) Hire, solicit for hire, refer, or retain the services of any the Company employee for any matter whatsoever during the period of time which said employee is employed by the Company and for twelve (12) months thereafter; or

(b) Engage in, consult with, or accept employment from any business in current or prospective competition with the Company where such engagement, consultation, or employment is likely to require Contractor to use or disclose Confidential Information.

6.2 Confidentiality. Contractor acknowledges that as a result of the performance of the Services, it will have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, the terms of this Agreement, prices charged and paid by the Company, customers and suppliers, the Special Features, the Deliverables, its components and packaging, processes, formulae, ideas, concepts, technical or manufacturing know-how, trade secrets, operational methods, marketing strategies, product development techniques, plans, cost information (collectively, the “Confidential Information”); and that the Confidential Information constitutes valuable, special and unique assets of the Company developed or acquired at great expense and which are the exclusive property of the Company. Contractor agrees that it will: (i) keep strictly confidential the Confidential Information and not reveal, report, publish, transfer or otherwise disclose any such information to any person without the prior written consent of the Company, except for responsible officers or employees who are in a contractual or fiduciary relationship with the Company and have a need to know such information for purposes of performing the Services and are aware of the confidential nature of such information and agree to be bound by this provision, (ii) not use or attempt to use, or permit its employees and representatives to use, the Confidential Information other than for the purposes contemplated in this Agreement or in any manner which may injure or cause loss, directly or indirectly, to the Company, including, without limitation, developing products for others, (iii) immediately upon request by the Company at any time in its sole discretion, return or destroy, at the Company’s option, all Confidential Information and writings based thereon, including without limitation electronic copies thereof. Contractor agrees that it shall be liable for any breach of this provision by its employees, agents or representatives and (iv) have each employee or contractor of Contractor who provides any services under this Agreement to the Company sign the Company’s standard Confidentiality Agreement, Work for Hire Agreement or any other forms reasonably requested by the Company. All such forms must be signed prior to the performance of any work by such individual. The Company may withhold payment on any amounts billed for individuals who have not signed the Company’s required forms.

7.	Term and Termination of the Agreement.

7.1 The term of this Agreement shall commence as of the Agreement Date and shall remain in effect until thirty (30) days following the date that the Company gives Contractor written notice of termination. In the event of a material breach of this Agreement by either Party, which is not cured within ten (10) days of its receipt of written notice thereof, this Agreement may be immediately terminated by the non-breaching party.

7.2 In the event of the termination or expiration of this Agreement, the following provisions shall apply:

(a) Unless otherwise agreed upon in writing by the Parties, Contractor shall cease performing Services and shall submit an invoice for any amounts which may be due Contractor under this Agreement as of the date of termination;

(b) Contractor shall deliver to the Company all Developments, Confidential Information and materials, including those materials referred to in Sections 5 and 6 of this Agreement, together with all copies thereof, in Contractor’s possession or under Contractor’s control and to certify in writing to the Company that all of such materials have so been returned; and

(c) The Parties agree to cooperate fully and to provide promptly all information necessary or useful relating hereto.

7.3 The duties and obligations of Sections 4, 5, 6, 7, and 8 of this Agreement shall survive the termination of this Agreement.

8.	Miscellaneous.

8.1 Status of Contractor. In performing the Services, nothing in this Agreement shall be construed to create the relationship of employer-employee, principal-agent or master-servant, either expressed or implied. Further, the relationship between the Parties is that of contract, Contractor being an independent contractor, free from interference or control by the Company in the performance of Services, subject only to the terms of this Agreement. Neither the Company nor Contractor has the authority to bind or incur any obligation for the other, and each agrees that Contractor will not hold itself out to any third party as having, or act toward any third party in any manner which would suggest that they have, any such authority.

8.2 Taxes, Insurance and Compliance With Laws. Contractor acknowledges that, as an independent contractor, Contractor is not covered by the Company’s workers’ or unemployment compensation insurance. Additionally, Contractor agrees that no withholding will be made by the Company for any Federal, state, local, Social Security, Medicare or other taxes (for any governmental or other agency) from any amounts paid to Contractor by the Company under this Agreement. Contractor further agrees to be solely and personally responsible for the payment of all such taxes from the compensation or other remuneration paid Contractor under this Agreement. In performing its duties under this Agreement, Contractor will comply with all applicable laws and regulations.

8.3 All communications between the Parties with respect to any of the provisions of this Agreement shall be in writing, and shall be sent by personal delivery or by airmail, facsimile transmission or other commercial means of rapid delivery, postage or costs of transmission and delivery prepaid, to Contractor as set forth in the preamble of this Agreement, or to the Company (attention the Company Contact Person with a copy to Legal Department), until such time as either Party provides the other not less than ten (10) days’ prior written notice of a change of address in accordance with these provisions.

8.4 This Agreement is based on the professional services of Contractor. No Services or rights or obligations associated therewith may be assigned or transferred by Contractor without the prior written consent of the Company. Any attempt by Contractor to assign or transfer any of the rights, duties, or obligations of this Agreement without the Company’s written consent is void.

8.5 Contractor understands and agrees that the Company may suffer irreparable harm in the event that Contractor breaches any of Contractor’s obligations under this Agreement. Accordingly, Contractor agrees that, in the event of said breach, the Company, in addition to any other rights, remedies or damages available to it at law or in equity, the Company may be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Contractor and Contractor agrees to waive any requirement for a bond relating thereto.

8.6 Contractor represents that Contractor’s performance of all the terms of this Agreement and any Services to be rendered as an independent contractor of the Company do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Contractor in confidence, trust or otherwise prior to its performing consulting services for the Company) to which Contractor is a party or by the terms of which Contractor may be bound. Contractor covenants and agrees that Contractor shall not disclose to the Company, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer, contractor or others. Contractor further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

8.7 This Agreement shall be interpreted and enforced in accordance with the laws of the Cayman Islands. Each of the parties submits to the exclusive jurisdiction of the courts of the Cayman Islands in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

8.8 This Agreement and the agreements referenced herein represent the sole and entire agreement between the parties and supersedes any and all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered in this Agreement.

8.9 If either party initiates proceedings for the other’s breach of this Agreement, the prevailing party shall recover attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings.

8.10 This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

8.11 Severability. Every provision of the Agreement is intended to be severable. If any term or provision of the Agreement is declared to be illegal, invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, the illegality, invalidity or unenforceability shall not affect the validity of the remainder of the Agreement.

8.12 Waivers. Except as otherwise provided herein, no waiver of any of the provisions of the Agreement shall be valid or effective unless in writing and signed by the parties hereto; and no waiver of any breach or condition of the Agreement shall be deemed to be a continuing waiver or a waiver of any other breach or condition.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Agreement Date first above written.

CONTRACTOR:

Alan to AI OFA Group

BY:	/s/ Alan Sik Lun To
NAME:	Alan Sik Lun To
TITLE:	Director

COMPANY:

OFA Group

NAME:	/s/ Li Hsien Wong
BY:	Li Hsien Wong
TITLE:	Director

CO-DEVELOPMENT

AGREEMENT SCHEDULE 1

THIS SCHEDULE 1 TO THE CO-DEVELOPMENT AGREEMENT (“Schedule 1”) dated as of August 30, 2024 is a part of the attached Co-Development Agreement (“Development Agreement”) entered into between OFA Group, a Cayman Islands exempted company located at 609 Deep Valley Drive Suite 223, Rolling Hills, CA 90274, USA (the “Company”), and Alan To AI Consultancy Co. Limited located at Room 8, 12/F Wayson Commercial Building, 28 Connaught Road West, Sheung Wan, Hong Kong (“Contractor”). In the event of any conflicts between the provisions of this Schedule 1 and the Development Agreement, the provisions of this Schedule 1 shall control.

1.	Services and Fees. Contractor shall provide the following Services:

Description of Services	Fees (USD)
Phase 1: AI Architecture Design	$20,000
Phase 2: Development of AI Tools	$80,000
Phase 3: Integration and Testing	$30,000
Total	$130,000

2.	Deliverables. In connection with the Services, Contractor shall provide to the Company the following Deliverables: (a) Phase 1 - AI Architecture Design:

○	Comprehensive documentation of the AI system architecture

○	Detailed technical specifications for each component

○	Data flow diagrams and system interaction models

○	Scalability and performance optimization plans

(b)	Phase 2 - Development of AI Tools:

○	Source code for all developed AI tools

○	API documentation for each tool

○	User manuals and technical documentation

○	Test cases and test results for each tool

(c)	Phase 3 - Integration and Testing:

○	Integrated AI system incorporating all developed tools

○	System-wide test results and performance metrics

○	Deployment guide and system administration documentation

○	Training materials for Company personnel

3.	Payment Terms. The Company agrees to pay Contractor the Service Fees in this Schedule on the following terms: (a) Phase 1 - AI Architecture Design:

○	20% upon execution of the Development Agreement

○	40% upon delivery of the comprehensive architecture documentation

○	40% upon the Company’s Acceptance of the architecture design

(b)	Phase 2 - Development of AI Tools:

○	30% at the commencement of tool development

○	50% upon delivery of the first set of AI tools

○	20% upon delivery of the complete set of AI tools and associated documentation

(c)	Phase 3 - Integration and Testing:

○	50% at the commencement of the integration phase

○	50% upon completion of system-wide testing and delivery of test results

(d)	Any other amounts that may become due hereunder shall be paid in accordance with the provisions of the Development Agreement.

4.	Timeline:

○	Phase 1: To be completed within 2 months from the effective date of the agreement

○	Phase 2: To be completed within 4 months from the completion of Phase 1

○	Phase 3: To be completed within 2 months from the completion of Phase 2

5.	Acceptance Criteria: (a) The Company will have 30 days to review and accept each phase’s deliverables. (b) Acceptance criteria for each phase will include:

○	Compliance with the specified requirements and functionality

○	Performance benchmarks as defined in the technical specifications

○	Successful completion of all test cases with a pass rate of at least 95%

○	Delivery of all required documentation in a clear and comprehensive manner

6.	Intellectual Property: All intellectual property created as part of this project, including but not limited to the AI architecture design, source code, algorithms, and documentation, shall be the sole and exclusive property of the Company, as outlined in the main Development Agreement.

7.	Confidentiality: Contractor agrees to maintain strict confidentiality regarding all aspects of the project, including the AI architecture, tools, and any Company data used in the development process, as per the terms outlined in the main Development Agreement.